Exhibit 99.1

TriplePoint Private Venture Credit Inc.
Notification of Sources of Distribution
Pursuant to Section 19(a) of the Investment Company Act of 1940

Distribution Record Date: December 22, 2020
Distribution Payment Date: December 30, 2020

In connection with the previously announced $0.14 per share special distribution declared by the Board of Directors of TriplePoint Private Venture Credit Inc. (the “Fund”) on December 21, 2020, the following table sets forth the estimated amounts of such distribution paid on the Fund’s shares of common stock, par value $0.01 per share, from the following sources. All dollar amounts in the below table are expressed on a per share basis.

	Current Distribution	Percentage Breakdown of Current Distribution
Ordinary Income	$0.00	0.00%
Net Realized Short-Term Capital Gains(1)	0.14	100.00
Net Realized Long-Term Capital Gains(1)	0.00	0.00
Return of Capital or Other Capital Source	0.00	0.00
Total (per common share):	$0.14	100.00%

(1) May represent current period capital gains, which are subject to change based on the Fund's investment activity through its calendar year-end. Should the Fund's net income or capital gains position change, the calendar year-to-date amounts will be updated to reflect those changes.

These amounts are calculated using U.S. GAAP or “book basis” reporting, and are unaudited.

This notice is not for tax reporting purposes and is being provided only for information purposes in order to comply with the requirements of Section 19 of the Investment Company of 1940, as amended. You should not draw any conclusions about the Fund’s investment performance from the amount or sources of these distributions.

The amounts and sources of distributions reported in this notice are only estimates and are likely to change over time. The actual amounts and sources of the amounts for accounting and tax reporting purposes will depend upon the Fund’s investment experience during the remainder of its fiscal year and may be subject to changes based on tax regulations. The composition of this and subsequent distributions may vary from quarter to quarter because they may be materially impacted by future capital gains and losses on investments, changes in operating results, changes in distribution rates and changes in the Fund’s capital structure.

In 2021, the Fund will send to stockholders such tax information reporting forms (e.g., Internal Revenue Service Form 1099-DIV) as are required by applicable law. Those tax information reporting forms will contain information that the tax authorities require the Fund to provide to stockholders, which includes information about how the Fund is reporting the character of distributions paid by the Fund to the applicable tax authorities along with other information required to be reported under applicable law.

The Fund does not provide tax advice. Stockholders should consult with their own tax advisors as to the tax consequences of the source of any distributions by the Fund, or any other aspect of holding stock in the Fund. Any statements as to U.S. tax matters contained in the notice were not intended or written to be used, and cannot be used, by any person for the purpose of avoiding penalties that may be imposed under the Internal Revenue Code or applicable state or local tax law provisions.